Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm


We consent to the incorporation by reference in the Registration Statement Form S-8 No. 333-07377 pertaining to the 1995 Stock Option Plans, in Registration Statement Form S-8 No. 333-53400 pertaining to the Special Purpose Stock Option Plan, in Registration Statement Form S-8 No. 333-73000 pertaining to the 2001 Employee Stock Purchase Plan, in Registration Statement Form S-8 No. 333-73002 pertaining to the 2000 Stock Option Plan and in Registration Statement Form S-8 No. 333-72998 pertaining to the 2001 Consultant Stock Purchase Plan of SPAR Group, Inc. of our report dated February 28, 2005, with respect to the December 31, 2004 consolidated financial statements of SPAR Group, Inc. included in the Annual Report (Form 10-K), for the year ended December 31, 2004.



                                                   /s/ Rehmann Robson

Troy, Michigan
April 5, 2005














                                      Ex-2